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                                   EXHIBIT 99
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                          SUSQUEHANNA BANCSHARES, INC.
                      26 NORTH CEDAR STREET, P.O. BOX 1000
                              LITITZ, PA 17543-7000
                                 (717) 626-4721

                          SUSQUEHANNA BANCSHARES, INC.
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                     TO ACQUIRE AUTOMOBILE FINANCING COMPANY
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FOR IMMEDIATE RELEASE: LITITZ, PA., NOVEMBER 18, 1999: Susquehanna Bancshares,
Inc. (Nasdaq-Amex: SUSQ) announced today that it has a signed definitive agreement to acquire Boston Service Company, Inc. (t/a Hann Financial Service Corporation) ("Hann"), a closely-held consumer automobile financing company. Pursuant to the definitive agreement, Susquehanna will acquire Hann for a currently estimated 2,360,000 shares of Susquehanna common stock, subject to closing adjustments. The acquisition is subject to federal and state regulatory approval and other conditions. The acquisition is expected to qualify for pooling of interest treatment.

     Hann, headquartered in Jamesburg, New Jersey, originates and services high quality automobile loans and leases in the New Jersey, eastern Pennsylvania, New York and Connecticut market areas. Currently, Hann services over $800 million in automobile related receivables. Hann's proven approach to credit underwriting provides a high return without relying on sub-prime credits. Hann's portfolio reflects their standard of excellent credit quality with recoveries exceeding credit losses each year over the past five years and delinquencies in excess of 30 days representing less than one tenth of one percent of their portfolio at September 30, 1999. "We have consistently produced excellent returns without compromising the risk factors of our credit policy", said Michael Wimmer, President and CEO of Hann. Wimmer and his entire team will continue operating the company as an autonomous subsidiary of Susquehanna.

     The acquisition, which is expected to be completed next year, will expand Susquehanna's leasing service capabilities by allowing Susquehanna to offer comprehensive consumer automobile financing services (including lease origination and servicing), throughout its market area. This transaction is expected to be accretive to Susquehanna's earnings per share in 2000. This transaction should also significantly improve Susquehanna's fee income as
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Hann will now be able to securitize and sell more of its new originations, an opportunity that was significant in Hann's decision to become part of Susquehanna. "We could not achieve the full economic benefit of the secondary market without the support of Susquehanna's strong capital base. It is exciting when you are given the opportunity to continue managing a company that you and your family have been building for 40 years and know that the merger will assure new ways for increasing the bottom line without needing to change the business", said Wimmer.

     Susquehanna Bancshares, Inc., is a multi-state bank holding company composed of nine banks, one savings bank, a leasing company, a credit life reinsurance company and a trust and investment company with combined assets of approximately $4.3 billion. Through the 139 community banking offices of its subsidiaries, Susquehanna provides financial services through Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Williamsport National Bank, Williamsport, Pa.; First Capitol Bank, York, Pa.; First American National Bank of Pennsylvania, Everett, Pa.; Susque-Bancshares Leasing Co., Inc., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; Susquehanna Trust & Investment Co., Lititz, Pa.; Susquehanna Bancshares South, Inc., parent of Susquehanna Bank, Towson, Maryland; and Susquehanna Bancshares East, Inc., parent of Equity Bank N.A., Marlton, New Jersey and Founders' Bank of Bryn Mawr, Pennsylvania.

     Investor information may be requested on our web site at
http://www.susqbanc.com.
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For Further Information Contact:            Robert S. Bolinger
                                            President & CEO
                                            SUSQUEHANNA BANCSHARES, INC.